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                                                              EXHIBIT 8.2

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                                 September 23, 1999

NetGravity, Inc.
1900 S. Northfolk Street,
Suite 150
San Mateo, CA 94403-1151

Ladies and Gentlemen:

    We have acted as counsel to NetGravity, Inc., a Delaware corporation ("NetGravity"), in connection with the proposed merger (the "Merger") among DoubleClick, Inc., a Delaware corporation ("DoubleClick"), NJ Merger Corporation, a Delaware corporation ("Merger Sub"), and NetGravity pursuant to an Agreement and Plan of Merger and Reorganization dated as of July 12, 1999, (the "Merger Agreement"). The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") of DoubleClick, which includes the Proxy Statement/Prospectus of NetGravity and DoubleClick. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Proxy Statement/Prospectus.

    In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, (ii) the truth and accuracy of the representations and warranties made by DoubleClick and NetGravity in the Merger Agreement, (iii) the truth and accuracy of the certificates of representations expected to be provided to us by DoubleClick, NetGravity and Merger Sub at the Effective Time, and (iv) any representation or statement made "to the best of knowledge," "belief," or similarly qualified is correct without such qualification.

    Based upon and subject to the foregoing, in our opinion, the discussion contained in the Registration Statement under the caption "The Merger--Material Federal Income Tax Considerations," subject to the limitations and qualifications described therein, sets forth the material United States Federal income tax considerations generally applicable to the Merger. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events.

    This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati